Exhibit 10.4

[AMENDED AND RESTATED] SEVERANCE COMPENSATION AGREEMENT

This [Amended and Restated] Severance Compensation Agreement (the “Agreement”) is entered into this 1st day of January, 2018 (”Effective Date”), by and between Citizens Business Bank (the “Bank”), and David Harvey, Executive Vice President of the Bank (the “Executive”).

Whereas, the Bank’s Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Bank’s senior management, including the Executive, to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control (as defined herein) of CVB Financial Corp. (the “Company”) or the Bank, a wholly owned subsidiary of the Company; and

Whereas, this Agreement sets forth the compensation which the Bank agrees it will pay to the Executive upon a Change in Control and subsequent termination of the Executive’s employment or resignation for good reason by the Executive; and

[Whereas, this Agreement amends and restates in its entirety that certain Severance Compensation Agreement entered into by and between the Bank and the Executive, dated as of January 1, 2015 (the “Prior Agreement”).]

Now, therefore, in consideration of these promises and the mutual covenants and agreements contained herein and to induce the Executive to remain employed by the Bank and to continue to exert Executive’s best efforts on behalf of the Bank, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Compensation Upon a Change in Control.

A. In the event that a Change in Control occurs during the Bank’s employment of the Executive and

(i) the Executive’s employment is terminated by the Bank or any successor to the Company or the Bank other than for Cause (as defined below), within one hundred and twenty (120) days prior to the completion of such Change of Control or within one (1) year after the completion of such Change in Control; or

(ii) the Executive resigns his or her employment for Good Reason (as defined below) within one (1) year after the completion of such Change in Control;

the Executive shall be paid in the aggregate the following (subject to reduction as set forth elsewhere in this Agreement): (i) an amount equal to two (2) times the Executive’s annual base compensation for the last calendar year ended immediately preceding the Change in Control, plus (ii) an amount equal to two (2) times the average annual bonus received for the last two calendar years ended immediately preceding the Change in Control, plus (iii) all obligations accrued with respect to employment prior to any such termination pursuant to Section 1A(i) or 1A(ii) of this Agreement (such as earned but unused vacation pay) and vested benefits (including but not limited to any vested awards of stock options or restricted stock under any Bank or Company equity incentive plans as determined in accordance with the terms of such equity incentive plans). The Bank shall pay such amounts and/or provide such vested benefits, less applicable withholdings, employment and payroll taxes (which taxes shall be paid upon termination or resignation of the

Executive’s employment or at the time payments are made hereunder, as required by law), in 24 equal monthly installments (without interest or other adjustment) on the first day of each month commencing with the first such date that is at least six (6) months after the date of the Executive’s “separation from service” (as such term is defined for purposes of Section 409A of the Internal Revenue Code pursuant to Treasury Regulations and other guidance promulgated thereunder) and continuing for 23 successive months thereafter. This payment schedule is intended to comply with the requirements of Section 409A of the Internal Revenue Code and shall be interpreted consistently therewith.

B. The Executive may designate in writing (on a form provided by the Bank and delivered by the Executive to the Bank before the Executive’s death, substantially in the form attached to this Agreement) primary and contingent beneficiaries to receive the balance of any payments or vested or accrued benefits under section 1.A that are not made prior to the Executive’s death and the proportions in which such beneficiaries are to receive such payment. The total amount of the balance of such payment or the sum of such benefits shall be paid or transferred to such beneficiaries in a single unreduced lump sum payment or transfer made within ninety (90) days following the Executive’s death. The Executive may change beneficiary designations from time to time by completing and delivering additional such forms to the Bank. The last written beneficiary designation on such form delivered by the Executive to the Bank prior to the Executive’s death will control. If the Executive fails to designate a beneficiary in such manner, or if no designated beneficiary survives the Executive, then the Executive’s payment balance shall be paid to the Executive’s estate in an unreduced lump sum payment or vested benefit transfer within ninety (90) days following the Executive’s death.

2.	Definitions.

A. Change in Control. For purposes of this Agreement, a “Change in Control” shall deemed to have occurred if:

(i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing more than 50% of the total voting power of the Company’s or the Bank’s stock;

(ii) a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment for election is not endorsed by a majority of the members of the Company’s board prior to the date of the appointment or election;

(iii) a merger or consolidation where the holders of the Bank’s or the Company’s voting stock immediately prior to the effective date of such merger or consolidation own less than 50% of the voting stock of the entity surviving such merger or consolidation;

(iv) any one person, or more than one person acting as a group, acquired (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value greater than 50% of the total gross fair market value of all of the Bank’s assets immediately before the acquisition or acquisitions; provided, however, transfer of assets which otherwise would satisfy the requirements of this subsection (iv) will not be treated as a Change in Control if the assets are transferred to:

(a) a shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;

(b) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company or the Bank;

(c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company or the Bank; or

(d) an entity, at least 50% of the total value or voting power is owned, directly or indirectly by a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company or the Bank.

Each event comprising a Change in Control is intended to constitute a “change in ownership or effective control”, or a “change in the ownership of a substantial portion of the assets,” of the Company or the Bank as such terms are defined for purposes of Section 409A of the Internal Revenue Code and “Change in Control” as used herein shall be interpreted consistently therewith.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any transaction which is principally undertaken to change the jurisdiction of incorporation of the Company or the Bank.

B. “Good Reason” shall mean, for purposes of this Agreement:

(i) The Executive’s then current level of annual base salary is reduced without the Executive’s written consent;

(ii) there is an (relative to the Executive’s annual base salary) overall reduction in the employee benefits provided to the Executive (including, without limitation, medical, dental, life and health insurance and incentive bonus opportunity) from the plans in effect immediately prior to the Change in Control;

(iii) The Executive suffers a diminution in his or her title, authority, duties or responsibilities;

(iv) Any of the Executive’s salary payments, bonus payments and/or stock option grants are not made or provided timely and in accordance either with the Executive’s employment agreement or applicable law;

(v) the relocation of the location to which the Executive is required to report to a location more than fifty (50) miles from the Executive’s work location at the time immediately preceding a Change in Control;

(vi) the Bank or any successor to the Bank either fails to assume or communicates that it intends to refuse to assume any part of this Agreement, including all of the Bank’s or its successor’s obligations as set forth herein, except as otherwise required by law or regulation; or

(vii) any material breach of this Agreement by the Bank or its successor.

C. Cause. For purposes of this Agreement, the Bank shall have “Cause” to terminate the Executive’s employment and shall not be obligated to make any payments hereunder or otherwise in the event the Executive has:

(i) committed a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of Executive’s duties as an employee of the Bank;

(ii) grossly neglected or willfully failed in any way to perform substantially the duties of such employment; or

(iii) acted or failed to act in any other way that reflects materially and adversely on the Bank. In the event of a termination of the Executive’s employment by the Bank for Cause, the Bank shall deliver to the Executive at the time the Executive is notified of the termination of Executive’s employment a written statement setting forth in reasonable detail the facts and circumstances claimed by the Bank to provide a basis for the termination of the Executive’s employment for Cause.

D. Person. For purposes of this Agreement, “person” shall mean any individual, corporation, limited liability company, trust, partnership or any other form of entity.

3.	Term.

This Agreement shall terminate, except to the extent that any obligation of the Bank hereunder remains unpaid as of such time, upon the earliest of the following (the “Term”):

(i) the termination or resignation of the Executive’s employment from the Bank for any reason (unless a Change in Control has occurred and the Executive either has been terminated within one hundred and twenty (120) days prior to such Change in Control or within one (1) year after such Change in Control or has resigned for Good Reason within one (1) year after such Change in Control, and would otherwise be entitled to the payments set forth in Section 1. above);

(ii) three (3) years from the date hereof if a Change in Control has not occurred during such period;

(iii) the termination of the Executive’s employment from the Bank for Cause, whether or not within one hundred and twenty (120) days prior to a Change of Control within one (1) year after a Change in Control;

(iv) one (1) year after a Change in Control if the Executive is still employed with the Bank or its successor; or

(v) after a Change in Control upon satisfaction of all of the Bank’s obligations hereunder.

4.	No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

A. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the effective date of termination or resignation, or otherwise, by his or her engagement as a consultant or his conduct of any other business activities.

B. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any employment agreement or other plan, arrangement or deferred compensation agreement, except as set forth in Sections 9 or 10 below or as otherwise agreed to in writing by the Bank and the Executive.

5.	Successor to the Bank.

A. The Bank will require any successor or assign (whether direct or indirect by purchase or otherwise) to all or substantially all of the business and/or assets of the Bank, by written agreement with the Executive, to assume and agree to perform this Agreement in full. As used in this Agreement, “Bank” shall mean the Bank as herein before defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operations of law. Notwithstanding the assumption of this Agreement by a successor or assign of the Bank, if a Change in Control (as defined in section 2.A above) has occurred, the Executive shall have and be entitled from such successor to all rights under section 1 of this Agreement.

B. If the Executive should die while any amounts are still payable or benefits are still transferable to the Executive hereunder, all such amounts shall be paid or benefits transferred in accordance with the terms of this Agreement to the Executive’s designated beneficiary(ies) or, if there are no such designated beneficiary(ies), to the Executive’s estate. This Agreement shall, therefore, inure to the benefit of and be enforceable by the Executive’s designated beneficiaries, personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.	Confidentiality and Non-Solicitation.

(A) During the Executive’s employment with the Bank, the Executive has had access to and has become acquainted with, and, following the Effective Date, will continue to have access to and to become acquainted with, what the Executive and the Bank acknowledge are trade secrets and other confidential and proprietary information of the Bank, including but not limited to, knowledge or data concerning the Bank, its operations and business, the identity of customers of the Bank, including knowledge of their financial conditions or their financial needs, as well as their methods of doing business, pricing information for the purchase or sale of assets, financing and securitization arrangements, research materials, manuals, computer programs, formulas for analyzing asset portfolios, marketing plans and tactics, salary and wage information, and other business information (collectively and hereinafter “Confidential Information”). The Executive acknowledges that all Confidential Information is and shall continue to be the exclusive property of the Bank, whether or not prepared in whole or in part by the Executive. The Executive shall not disclose any of the aforesaid Confidential Information, directly or indirectly, under any circumstances or by any means, to third persons without the prior written consent of the Bank, or use it in any way, except as required in the course of the Executive’s employment with the Bank.

(B) The Executive agrees that all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during the Executive’s employment with the Bank, either alone or jointly with others, if on the Bank’s time, using the Bank’s facilities, relating to the Bank or to the banking industry shall be owned exclusively by the Bank, and the Executive hereby assigns to the Bank all of the Executive’s right, title and interest in all such intellectual property. The Executive agrees that the Bank shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that the Bank reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the Bank may reasonable request. This provision is intended to be applied consistent with applicable law.

(C) The Executive understands that the Bank is hereby advising the Executive that any provision in this Agreement requiring the Executive to assign rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code. That Section provides as follows:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the state and is unenforceable.”

By signing this Agreement, the Executive acknowledges that this paragraph shall constitute written notice of the provisions in Section 2870.

(D) The Executive agrees that, (i) for the one (1) year period following termination of the Executive’s employment with the Bank, the Executive shall not use the Bank’s Confidential Information to solicit the banking business of any customer with whom the Bank or the Company is doing or has done business preceding such termination, use such Confidential Information to encourage any such customers to stop using the facilities or services of the Bank, or use such Confidential Information to encourage any such customers to use the facilities or services of any competitor of the Bank; and (ii) for a one (1) year period following the termination of the Executive’s employment with the Bank for any reason, including a Change in Control, not to solicit the services of any officer, employee or independent contractor of the Bank.

The covenants contained in this Section 6 shall be considered as a series of separate covenants, one for each political subdivision of California, and one for each entity or individual with respect to whom solicitation is prohibited. Except as provided in the previous sentence, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 6. If in any arbitration or judicial proceeding an arbitrator or a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that a provision of this Section 6 or any such separate covenant or portion thereof, is determined to exceed the time, geographic or scope limitations permitted by applicable law, then such provision shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law. The Executive hereby consents, to the extent the Executive may lawfully do so, to the arbitral or judicial modification of this Agreement as described in this Section 6.

7.	Release.

As a condition to the Executive’s receiving any payments pursuant to Section 1 of this Agreement, the Executive must sign and deliver a general waiver and release to the Company and the Bank, not later than forty-five (45) days following the date of termination of employment and not thereafter revoke, in form and substance acceptable to the Company and the Bank, releasing the Company, the Bank, their respective employees, officers, directors, shareholders and agents, and each person who controls any of them within the meaning of Section 15 of the Securities Act of 1933, as amended, from any and all claims of any kind or nature, whether known or unknown (other than claims with respect to payments pursuant to Section 1 of this Agreement, payments of vested benefits or accrued obligations under any employee benefit plan of the Bank or the Company, or valid claims for indemnification), from the beginning of time to the date of termination.

8.	Legal Fees and Expenses.

In the event of any judicial or non-judicial proceeding (including arbitration) of any dispute between the Bank and the Executive concerning the validity, enforceability, interpretation or enforcement of this Agreement, the party that does not prevail in such dispute shall pay to the prevailing party all legal fees and expenses which the prevailing party may incur as a result of such proceeding.

9.	Limitation on Payments.

Notwithstanding anything contained herein to the contrary, in no event shall the total compensation paid out upon the departure of the Executive be in excess of that considered by the FDIC or the California Department of Business Oversight—Division of Financial Institutions to be safe and sound at the time of such payment, taking into consideration all applicable laws, regulations, or other regulatory guidance. Any payments made to the Executive, pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance with all applicable banking regulations, including, but not limited to, 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. The Executive agrees that should any payments that are made or benefits that are provided pursuant to this Agreement be considered unsafe or unsound or otherwise prohibited by applicable law, regulation or regulatory order, the Executive agrees that he/she shall return or otherwise reimburse the Company for the amount of such prohibited payments or benefits to the maximum extent required by such law, regulation or regulatory order. Without limiting the foregoing, the Executive agrees to promptly comply with any applicable rule or regulation which requires the return or reimbursement to the Company of any payments, benefits or other compensation, including, but not limited to, return or reimbursement in connection with any incentive compensation previously paid prior to the issuance of a financial restatement as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002 and all regulations promulgated by any self-regulatory organization on which the Company’s common stock may then be listed.

Notwithstanding any other provisions of this Agreement, if the Company’s principal tax advisor determines that the total amounts payable pursuant to this Agreement, together with other payments to which the Executive is entitled, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), as amended, then the total payment under section 1.A above (and proportionally each monthly installment thereof) shall be reduced to the largest amount which may be paid without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

10.	Regulatory Provisions.

(a) Suspension and Removal Orders. If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of any such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall (to the fullest extent permitted by law): (i) pay the Executive any compensation withheld while its obligations under this Agreement were suspended, as though the Executive was never suspended; and (ii) reinstate (in whole or in part) any of its obligations under this Agreement which were suspended. If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but any vested rights of the Executive shall not be affected.

(b) Termination by Default. If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but any vested rights of the Executive shall not be affected.

11.	Notice.

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid as follows:

If the Bank:  Citizens Business Bank

701 N. Haven Avenue, Suite 350
Ontario, California 91764
Attention: Christopher D. Myers, President and CEO

If to the Executive: At the address below his signature or such other address as either party may have been furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.	Arbitration.

Any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement, will be governed by the Federal Arbitration Act, 9 U.S.C §§ 1 et seq. and will be settled by final binding arbitration by a single arbitrator to be held in Ontario, California, in accordance with the JAMS rules for resolution of employment disputes then in effect, except as provided herein. The rules can be found online at http://www.jamsadr.com/rules-employment-arbitration/#one. The arbitrator selected shall have the authority to grant any party all remedies otherwise available by law, including injunctions, but shall not have the power to grant any remedy that would not be available in a state or federal court in California. The arbitrator shall make a good faith effort to apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, without reference to its conflicts of laws provisions, but an arbitration decision shall not be subject to review because of errors of law. The arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to hear and rule on dispositive motions (such as motions for summary adjudication or summary judgment). The arbitrator shall have the powers granted by California law and the rules of JAMS which conducts the arbitration, except as modified or limited herein. Notwithstanding anything to the contrary in the rules of JAMS, the arbitration shall provide (i) for written discovery and depositions as provided under California law, and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based which shall be issued no later than thirty (30) days after a dispositive motion is heard and/or an arbitration hearing has completed. The Bank shall pay all fees and administrative costs charged by the arbitrator and JAMS. The Executive and the Bank shall have the same amount of time to file any claim against any other party as such party would have if such a claim had been filed in state or federal court. In conducting the arbitration, the arbitrator shall follow the rules of evidence of the State of California (including but not limited to all applicable privileges), and the award of the arbitrator must follow California and/or federal law, as applicable. The arbitrator shall be selected by the mutual agreement of the parties. If the parties cannot agree on an arbitrator, the parties shall alternately strike names from a list provided by JAMS until only one name remains. The decision of the arbitrator will be final, conclusive, and binding on the parties to the arbitration. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover his/her or its reasonable attorneys; fees and costs, including the costs or fees charged by the arbitrator and JAMS to the extent allowed by law. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

13.	Validity.

The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.	Miscellaneous.

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior to subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. [Upon execution hereof, this Agreement shall amend and restate in its entirety the Prior Agreement.] This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its conflicts of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above,

Citizens Business Bank

By:	/s/ Christopher D. Myers
Christopher D. Myers
President and CEO

EXECUTIVE:	/s/ David Harvey
David Harvey
Executive Vice President

Address: 701 N. Haven Avenue

City and State: Ontario, California 91764